ASTEC INDUSTRIES REPORTS FOURTH QUARTER

AND 2005 RESULTS

CHATTANOOGA, Tenn. (February 28, 2006) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and year ended December 31, 2005.

Income from continuing operations was $1.34 per diluted share for 2005 compared to $0.62 per diluted share for 2004 for an increase of $0.72 per diluted share for a 116.1% increase. As of December 31, 2005, the company had achieved its goal of paying off all outstanding obligations under its credit facilities.

Revenues for 2005 were $616.1 million compared with $504.6 million for 2004 for an increase of 22.1%. Domestic sales were $499.8 million for 2005, or 81.1% of 2005 revenues, compared to domestic sales of $382.0 million for 2004, or 75.7% of 2004 revenues. International sales were $116.3 million for 2005, 18.9% of 2005 revenues, compared to international sales of $122.6 million for 2004, or 24.3% of 2004 revenues. The Company reported a net income of $28.1 million, or $1.34 per diluted share, for 2005 compared with a net income of $19.1 million, or $0.95 per diluted share, for the prior year.

Revenues for the fourth quarter of 2005 were $134.5 million compared with $111.2 million for the fourth quarter of 2004 for an increase of 21.0%. Domestic sales were $108.8 million for the fourth quarter of 2005, or 80.9% of 2005 fourth quarter revenues, compared to domestic sales of $85.4 million for the fourth quarter of 2004, or 76.8% of 2004 fourth quarter revenues. International sales were $25.7 million for the fourth quarter of 2005, or 19.1% of 2005 fourth quarter revenues, compared to international sales of $25.8 million for the fourth quarter of 2004, or 23.2% of 2004 fourth quarter revenues. The Company reported a net income of $1.0 million, or $0.05 per diluted share, for the fourth quarter of 2005 compared with a net income of $0.3 million, or $0.01 per diluted share, for the fourth quarter of 2004.

The Company sold substantially all of the assets and liabilities of Superior Industries of Morris, Inc. on June 30, 2004. The results from discontinued operations are presented in the income from discontinued operations line and the gain on disposal of discontinued operations (net of tax) and are excluded from all other lines on the consolidated statement of operations.

Consolidated financial statements for the fourth quarter and year ended December 31, 2005 and additional information related to segment revenues and profits are attached as addenda to this press release.

Astec's backlog at December 31, 2005 was $127.7 million compared to $93.5 million for 2004 for $34.2 million increase or 36.6% increase. Astec's backlog at January 31, 2006, was $161.0 million compared with $114.4 million at January 31, 2005 for a $46.6 million increase or 40.7% increase.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with our revenues and profits for 2005. The fourth quarter was seasonably weak, but remained profitable. We were disappointed in the fourth quarter results for the Underground Group. We continue to develop our dealer distribution network for the Underground Group, but our underabsorbed overhead was significant in the fourth quarter."

"We are starting 2006 with strong backlogs. We will continue to focus on efficient manufacturing and design concepts, production costs, and raw material costs as we strive to improve our gross margins."

Dr. Brock added, "With our backlog up significantly, an improving economy, highway funding legislation in place, our efficiency initiatives, and a strong balance sheet, we are excited about what can be accomplished in growing the business in both revenues and profits."

During the course of the annual audit, management, and the independent auditors, identified significant deficiencies in internal controls primarily related to the adequacy of inventory controls, accounting system access controls, journal entry authorization, and monitoring controls related to Astec Underground, Inc. When aggregated, these deficiencies represent a material weakness in the Company's internal controls over financial reporting. The Audit Committee has discussed these matters with management and the Company's independent auditors, and at the direction of the Audit Committee, management has initiated several actions to remedy these significant deficiencies.

Commenting on the identified material weakness, Dr. Brock said, "We have addressed the deficiencies in the internal control procedures at Astec Underground and are taking appropriate action. Despite the material weakness identified in the course of the audit, we remain confident in the reliability of the financial reporting and our preparation of the Company's financial statements."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on February 28, 2006, at 11:00 a.m. EST to review its fourth quarter and fiscal 2005 financial results as well as its near term general outlook for 2006. The number to call for this interactive teleconference is (877) 407-9210. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website at: www.astecindustries.com/investors/corporate info/conference calls/default.htm.

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 7, 2006, by dialing (877) 660-6853; account number: 286; conference ID number: 193940 . A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for 2006, the effects on the Company from its backlog, the renewal of the highway bill, the effects of improvements in the economy on our customers, the effects of a debt-free balance sheet, and the effects of our efficiency initiatives. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2004 and the Company's quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2005. The Company plans to file its Form 10-K timely by March 16, 2006.

For Additional Information Contact:

J. Don Brock

Chairman of the Board & C.E.O.

Phone: (423) 867-4210

Fax: (423) 867-4127

E-mail: d brock@astecindustries.com

or

F. McKamy Hall

Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31	December 31
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$ 22,598	$ 8,349
Receivables, net	53,395	45,289
Inventories	135,503	126,970
Prepaid expenses and other	14,532	17,877
Total current assets	226,028	198,485
Property and equipment, net	96,114	96,526
Other assets	24,441	29,807
Total assets	$ 346,583	$ 324,818
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ -	$ 8,517
Current maturities of long-term debt	-	3,310
Accounts payable - trade	39,775	35,451
Other accrued liabilities	48,273	44,718
Total current liabilities	88,048	91,996
Long-term debt, less current maturities	-	25,857
Other non-current liabilities	15,201	15,134
Minority interest in consolidated subsidiary	592	575
Total shareholders' equity	242,742	191,256
Total liabilities and shareholders' equity	$ 346,583	$ 324,818

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2005	2004	2005	2004
Net sales	$134,516	$111,171	$616,068	$504,554
Cost of sales	108,726	90,786	482,760	401,482
Gross profit	25,790	20,385	133,308	103,072
Selling, general, administrative & engineering expenses	24,558	19,034	93,579	78,739
Gain on sale of real estate, net of real estate impairment charge	-	-	6,531	-
Income (loss) from operations	1,232	1,351	46,260	24,333
Interest expense	691	1,142	4,209	5,033
Other income, net of expense	705	87	896	314
Income (loss) from continuing operations before income taxes	1,246	296	42,947	19,614
Income taxes on continuing operations	207	(391)	14,748	7,021
Minority interest in earnings	17	64	105	111
Income (loss) from continuing operations	1,022	623	28,094	12,482
Income from discontinued operations	-	13	-	2,320
Income taxes on discontinued operations	-	(267)	-	(1,155)
Gain on disposal of discontinued operations (net of tax of $5,071)	-	(101)	-	5,406
Net income (loss)	$ 1,022	$ 268	$ 28,094	$ 19,053

Earnings (Loss) per Common Share

Income (loss) from continuing operations:
Basic	$ 0.05	$ 0.03	$ 1.38	$ 0.63
Diluted	$ 0.05	$ 0.03	$ 1.34	$ 0.62

Income from discontinued operations:
Basic	$ -	$ (0.02)	$ -	$ 0.33
Diluted	$ -	$ (0.02)	$ -	$ 0.33

Net income (loss):
Basic	$ 0.05	$ 0.01	$ 1.38	$ 0.96
Diluted	$ 0.05	$ 0.01	$ 1.34	$ 0.95

Weighted average common shares outstanding
Basic	20,890,737	19,865,688	20,333,894	19,740,699
Diluted	21,504,590	20,271,167	20,976,966	20,079,349

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2005 and 2004
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Revenues	$ 33,919	$ 56,238	$ 21,563	$ 22,796	$ -	$ 134,516
2004 Revenues	26,590	52,617	21,769	9,910	285	111,171
Change $	7,329	3,621	(206)	12,886	(285)	23,345
Change %	27.6%	6.9%	(0.9%)	130.0%	(100.0%)	21.0%

2005 Gross Profit	$ 6,643	$ 12,243	$ 4,881	$ 2,076	$ (53)	$ 25,790
2005 Gross Profit %	19.6%	21.8%	22.6%	9.1%	-	19.2%
2004 Gross Profit	2,605	13,579	4,709	380	(888)	20,385
2004 Gross Profit %	9.8%	25.8%	21.6%	3.8%	(311.6%)	18.3%
Change	4,038	(1,336)	172	1,696	835	5,405

2005 Profit (Loss)	$ 1,837	$ 3,508	$ 1,964	$ (2,142)	$ (3,880)	$ 1,287
2004 Profit (Loss)	(1,925)	5,548	1,676	(2,047)	(2,699)	553
Change $	3,762	(2,040)	288	(95)	(1,181)	734
Change %	195.4%	(36.8%)	17.2%	(4.6%)	(43.8%)	132.7%

* The segment data for 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconcilation of total segment profits to the Company's consolidated net income is as follows:

		For the three months ended December 31
			2005	2004
Total profit for all segments			$ 1,287	$ 553
Minority interest in earnings of subsidiary			(17)	(64)
Recapture (elimination) of intersegment profit			(248)	134
Consolidated net income from continuing operations			1,022	623
Loss from discontinued operations, net of tax			-	(254)
Loss on sale of discontinued operations, net of tax			-	(101)
Consolidated net income			$ 1,022	$ 268

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the twelve months ended December 31, 2005 and 2004
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Revenues	$ 170,205	$ 242,515	$ 112,947	$ 90,401	$ -	$ 616,068
2004 Revenues	141,050	207,397	91,390	64,386	331	504,554
Change $	29,155	35,118	21,557	26,015	(331)	111,514
Change %	20.7%	16.9%	23.6%	40.4%	(100.0%)	22.1%

2005 Gross Profit	$ 36,236	$ 57,195	$ 25,943	$ 14,050	$ (116)	$ 133,308
2005 Gross Profit %	21.3%	23.6%	23.0%	15.5%	-	21.6%
2004 Gross Profit	25,332	49,695	20,565	9,127	(1,647)	103,072
2004 Gross Profit %	18.0%	24.0%	22.5%	14.2%	(497.6%)	20.4%
Change	10,904	7,500	5,378	4,923	1,531	30,236

2005 Profit (Loss)	$ 16,099	$ 22,554	$ 12,291	$ 6,301	$ (28,820)	$ 28,425
2004 Profit (Loss)	8,109	19,685	7,554	(1,653)	(21,205)	12,490
Change $	7,990	2,869	4,737	7,954	(7,615)	15,935
Change %	98.5%	14.6%	62.7%	481.2%	(35.9%)	127.6%

Unusual items by segment

2005 Profit (Loss)	$ 16,099	$ 22,554	$ 12,291	$ 6,301	$ (28,820)	$ 28,425
Gain on Sale of Grapevine	-	-	-	(7,714)	2,978	(4,736)
Real estate impairment Charge	1,183	-	-	-	(457)	726
Chargeoff of prepaid loan fees	-	-	-	-	319	319
2005 Profit (Loss) Less Unusual Items	$ 17,282	$ 22,554	$ 12,291	$ (1,413)	$ (25,980)	$ 24,734
2004 Profit (Loss)	8,109	19,685	7,554	(1,653)	(21,205)	12,490
Change $	9,173	2,869	4,737	240	(4,775)	12,244
Change %	113.1%	14.6%	62.7%	14.5%	(22.5%)	98.0%

* The segment data for 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

The gain on the sale of the Grapevine facility is included in the Underground Group. The real estate impairment charge is included in the Asphalt Group. The charge off of prepaid loan fees is included in the "All Others" segment.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

		For the twelve months ended December 31
			2005	2004
Total profit for all segments			$ 28,425	$ 12,490
Minority interest in earnings of subsidiary			(105)	(111)
Recapture (elimination) of intersegment profit			(226)	103
Consolidated net income from continuing operations			28,094	12,482
Income from discontinued operations, net of tax			-	1,165
Gain on sale of discontinued operations, net of tax			-	5,406
Consolidated net income			$ 28,094	$ 19,053

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
December 31, 2005 and 2004
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Backlog	$ 37,426	$ 76,991	$ 7,519	$ 5,758	$ -	$ 127,694
2004 Backlog	35,647	47,311	5,363	5,222	-	93,543
Change $	1,779	29,680	2,156	536	-	34,151
Change %	5.0%	62.7%	40.2%	10.3%	-	36.5%